Exhibit 99.1
DoorDash Releases Second Quarter 2024 Financial Results
August 1, 2024
SAN FRANCISCO--(BUSINESS WIRE)-- DoorDash, Inc. (NASDAQ: DASH) today announced its financial results for the quarter ended June 30, 2024.
In Q2 2024, we set new quarterly records for Total Orders, Marketplace GOV, and revenue with year-over-year (Y/Y) growth in revenue that exceeded Y/Y growth in Marketplace GOV for the tenth consecutive quarter.
Our aim is to build a large and durable business by building services that expand the potential of local commerce. Our core competencies in that pursuit are customer obsession, attention to detail, and effort. We are very pleased with our financial performance in Q2 2024, as it reflects years of investment and product-level focus that drove strong growth and improved unit economics in several major areas of our business. We are also pleased that we were able to drive more sales to more merchants than ever before, generate more earnings opportunities for Dashers than ever before, and connect more DashPass members to more of the local merchants they love than ever before. Our opportunity to strengthen local commerce is large and we hope to continue setting new records for these metrics in the quarters, years, and decades to come.
Second Quarter 2024 Key Financial Metrics
•Total Orders increased 19% Y/Y to 635 million and Marketplace GOV increased 20% Y/Y to $19.7 billion.
•Revenue increased 23% Y/Y to $2.6 billion and Net Revenue Margin increased to 13.3% from 13.0% in Q2 2023.
•GAAP net loss including redeemable non-controlling interests was $158 million compared to $172 million in Q2 2023, and Adjusted EBITDA increased to $430 million from $279 million in Q2 2023.

	Three Months Ended
(in millions, except percentages)	Jun. 30, 2023	Sept. 30, 2023	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024
Total Orders	532	543	574	620	635
Total Orders Y/Y growth	25%	24%	23%	21%	19%
Marketplace GOV	$16,468	$16,751	$17,639	$19,239	$19,711
Marketplace GOV Y/Y growth	26%	24%	22%	21%	20%
Revenue	$2,133	$2,164	$2,303	$2,513	$2,630
Revenue Y/Y growth	33%	27%	27%	23%	23%
Net Revenue Margin	13.0%	12.9%	13.1%	13.1%	13.3%
GAAP gross profit	$951	$962	$1,026	$1,129	$1,195
GAAP gross profit as a % of Marketplace GOV	5.8%	5.7%	5.8%	5.9%	6.1%
Contribution Profit	$620	$640	$689	$751	$825
Contribution Profit as a % of Marketplace GOV	3.8%	3.8%	3.9%	3.9%	4.2%
GAAP net loss including redeemable non-controlling interests	$(172)	$(75)	$(156)	$(25)	$(158)
GAAP net loss including redeemable non-controlling interests as a % of Marketplace GOV	(1.0)%	(0.4)%	(0.9)%	(0.1)%	(0.8)%
Adjusted EBITDA	$279	$344	$363	$371	$430
Adjusted EBITDA as a % of Marketplace GOV	1.7%	2.1%	2.1%	1.9%	2.2%
Basic shares, options and RSUs outstanding as of period end	449	450	450	450	455

Operational Highlights
In the U.S. in Q2 2024, we added tens of thousands of new merchants to our marketplace, helped put smiles on the faces of hundreds of thousands of mothers with flowers on Mother's Day, and compared to Q2 2023, we reduced merchant churn rates, lowered net consumer fees per order1, and reduced the average order defect rate. In our U.S. restaurant category in Q2 2024, we added new features that improve personalization, expanded the breadth and depth of our metadata, and made it easier to reorder from your favorite restaurants. This helped drive a double-digit Y/Y increase in U.S. monthly active users2 (MAU) in June, along with continued Y/Y growth in order frequency, driven in part by continued growth in DashPass members.
Over the last year, we have added important new merchants to our U.S. marketplace in the grocery, beauty, home improvement, alcohol, and sporting goods categories. Our goal across all of these categories is to provide our merchant partners with world-class logistics, demand generation, digital ordering, and consumer service capabilities. In doing so, we hope to fuel local commerce by enabling consumers to connect with the local merchants they love with low friction, delightful speed, and excellent service.
Improvements to our U.S. new verticals marketplace helped drive consistent Y/Y growth in order frequency in our new verticals categories in Q2 2024, as well as all-time high MAU penetration. We also improved Dasher cost efficiency in our U.S. new verticals marketplace in Q2 2024 compared to both Q2 2023 and Q1 2024. The steady increase in consumer adoption in U.S. new verticals categories along with strong trends in logistics efficiency give us confidence to continue investing to further improve the experience we offer.
It has now been two full years since we joined forces with Wolt to expand our international potential. In that time frame, we have expanded to four new countries and over 500 new cities. Our international ambitions remain well above what we have achieved to date, but we are very pleased with the performance our teams are generating. In the majority of our largest international markets3, our six-month consumer retention4 is in line with or higher than it is in the U.S., where third-party data suggests we have maintained category leading consumer retention for several years. We believe this reflects an excellent product experience that delights consumers and provides a sound foundation to build on. It is also contributing to gains in category share, as third-party data suggests we gained category share on a Y/Y basis in the vast majority of our international countries in June.5
Similar to the U.S., we have expanded the number of categories we offer on our international marketplaces and are seeing an excellent consumer response, which suggests demand for convenience stretches across categories and across borders. It also suggests our focus on providing great experiences in the restaurant category is helping us earn consumers' trust in new areas. We are excited by the potential this provides and believe the combination of solid consumer retention and expanding use cases will help us drive durable growth and improving profitability in our international markets in the coming years.
1 Net consumer fee includes service fees, delivery, fees, small order, and legislative fees, net of DoorDash-funded discounts and promotions on fees.
2 Based on the number of individual consumer accounts that have completed an order on our Marketplaces in the past month, measured as of June 30, 2024.
3 Includes our ten largest international countries based on Marketplace GOV in Q2 2024.
4 Average six-month consumer retention across the 24 most recent measurable monthly consumer cohorts, which include monthly cohorts from January 2022 through December 2023. Six-month consumer retention is calculated as the number of consumers from a given monthly cohort transacting in their sixth month on the platform as a percentage of total consumers in that cohort.
5 In this case, the category represents third-party food delivery service providers only and is a small fraction of the overall food, food delivery, grocery, alcohol, convenience, and logistics industry. Category share data is generated by third parties and may not accurately reflect our position in a segment.

Financial Performance
In Q2 2024, Total Orders increased 19% Y/Y to 635 million and Marketplace GOV increased 20% Y/Y to $19.7 billion. Y/Y growth in Total Orders was driven by growth in consumers and growth in average engagement. We remain pleased with our execution against volume goals in all major areas of our business.
Revenue increased 23% Y/Y in Q2 2024 to $2.6 billion, due primarily to the Y/Y increase in Marketplace GOV. Net Revenue Margin was 13.3% in Q2 2024, up from 13.0% in Q2 2023 and 13.1% in Q1 2024. The Y/Y increase in Net Revenue Margin in Q2 2024 was driven primarily by an increasing contribution from advertising.
GAAP cost of revenue, exclusive of depreciation and amortization, was $1.4 billion in Q2 2024, up 22% Y/Y and 4% quarter-over-quarter (Q/Q). Both the Y/Y and Q/Q increases were primarily due to increases in Total Orders and Marketplace GOV. As a percentage of Marketplace GOV, GAAP cost of revenue, exclusive of depreciation and amortization, was 7.0% in Q2 2024, compared to 6.9% in Q2 2023 and 6.9% in Q1 2024.
GAAP gross profit as a percentage of Marketplace GOV was 6.1% in Q2 2024, up from 5.8% in Q2 2023 and 5.9% in Q1 2024. Unit economics improved on a Y/Y basis in our U.S. restaurant marketplace, U.S. new verticals marketplace, and international marketplaces.
GAAP sales and marketing expense was $509 million in Q2 2024, up 8% Y/Y and 1% Q/Q. The Y/Y increase was driven primarily by increases in personnel-related costs and advertising expenses. As a percentage of Marketplace GOV, GAAP sales and marketing expense was 2.6% in Q2 2024, down from 2.9% in Q2 2023 and consistent with 2.6% in Q1 2024.
GAAP research and development expense was $303 million in Q2 2024, up 13% from $269 million in Q2 2023 and up 9% from $279 million in Q1 2024. The Y/Y increase was driven primarily by an increase in personnel-related expenses. As a percentage of Marketplace GOV, GAAP research and development expense was 1.5% in Q2 2024, compared to 1.6% in Q2 2023 and 1.5% in Q1 2024.
GAAP general and administrative expense was $494 million in Q2 2024, up 45% from $341 million in Q2 2023 and up 55% from $319 million in Q1 2024. The Y/Y increase was driven primarily by an increase of $83 million in office lease impairment expenses and an increase of $44 million in legal, tax, and regulatory expenses, as we recognized $85 million in litigation reserves in Q2 2024. Based on current information, we expect legal expenses to decline meaningfully in Q3 2024 compared to Q2 2024. As a percentage of Marketplace GOV, GAAP general and administrative expense was 2.5% in Q2 2024, up from 2.1% in Q2 2023 and 1.7% in Q1 2024.
GAAP net loss including redeemable non-controlling interests was $158 million in Q2 2024, compared to GAAP net loss including redeemable non-controlling interests of $172 million in Q2 2023 and $25 million in Q1 2024. Q2 2024 GAAP net loss was driven primarily by litigation reserves of $85 million and office lease impairment expenses of $83 million.
Q2 2024 Adjusted EBITDA reached an all-time high of $430 million compared to $279 million in Q2 2023 and $371 million in Q1 2024. Adjusted EBITDA as a percentage of Marketplace GOV was 2.2% in Q2 2024, compared to 1.7% in Q2 2023 and 1.9% in Q1 2024.
In Q2 2024, we generated net cash provided by operating activities of $530 million and Free Cash Flow of $451 million, up from $393 million and $311 million, respectively in Q2 2023.
In February 2024, our board of directors authorized the repurchase of up to $1.1 billion of our Class A common stock. Year to date through July, we have repurchased a total of 2.1 million shares of our Class A common stock for $219 million under the February 2024 authorization. We currently have approximately $881 million remaining under the current stock repurchase authorization. We may or may not repurchase any portion of the remaining amount.

Financial Outlook

Period	Marketplace GOV	Adj. EBITDA
Q3	$19.4 billion - $19.8 billion	$470 million - $540 million
Based on our current outlook and assuming a stock price in line with recent trading levels, we expect:
•2024 stock-based compensation to be in a range of $1.1 billion to $1.2 billion,
•2024 RSU issuances of 6.0 million to 7.0 million, net of expected forfeitures, and
•2024 depreciation and amortization expense of approximately $560 million to $590 million.
Our outlook assumes that key foreign currency rates remain relatively stable at current levels. Our outlook also anticipates significant levels of ongoing investment in new categories and international markets. We caution investors that consumer spending in any of our geographies could deteriorate relative to our outlook, which could drive results below our expectations. Additionally, our increasing international exposure heightens risks associated with operating in foreign markets, including geopolitical and currency risks. Changes in the international operating environment could negatively impact results versus our current outlook.
We have not provided GAAP net income (loss) including redeemable non-controlling interests outlook or a reconciliation of Adjusted EBITDA outlook to GAAP net income (loss) including redeemable non-controlling interests as a result of the uncertainty regarding, and the potential variability of, reconciling items such as legal, tax, and regulatory expenses and other items. Accordingly, a reconciliation of Adjusted EBITDA outlook to GAAP net income (loss) including redeemable non-controlling interests is not available without unreasonable effort. However, it is important to note that material changes to reconciling items could have a significant effect on future GAAP results. We have provided historical reconciliations of GAAP to non-GAAP metrics in tables at the end of this release. For more information regarding the non-GAAP financial measures discussed in this release, please see "Non-GAAP Financial Measures" below.
Analyst and Investor Conference Call and Earnings Webcast
DoorDash will host a conference call and webcast to discuss our quarterly results today at 2:00 p.m. Pacific Time (5:00 p.m. Eastern Time). Those interested in listening to the call can register and attend by visiting our Investor Relations page at https://ir.doordash.com. An archived webcast will be available on our Investor Relations page shortly after the call.
Available Information
We announce material information to the public about us, our products and services, and other matters through a variety of means, including filings with the U.S. Securities and Exchange Commission (the "SEC"), press releases, public conference calls, webcasts, the investor relations section of our website (ir.doordash.com), our blog (doordash.news), and our X account (@DoorDash) in order to achieve broad, non-exclusionary distribution of information to the public and for complying with our disclosure obligations under Regulation FD.
Forward-Looking Statements
This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which statements involve substantial risks and uncertainties. Forward-looking statements generally relate to future events or our future financial or operating performance. In some cases, you can identify forward-looking statements because they contain words such as “may,” "aim," “will,” “should,” “expect,” “plan,” "try," “anticipate,” “could,” “would,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential,” or “continue” or the negative of these words or other similar terms or expressions that concern our expectations, strategies, plans, or intentions. Forward-looking statements in this release include, but are not limited to, our expectations regarding our financial position and operating performance, including our outlook and guidance for the third quarter of 2024, including our assumptions underlying such guidance, our expectations for legal and regulatory expense, our expected stock-based compensation expense, equity awards and depreciation and amortization, our expectations regarding our international and new verticals businesses, our plans and expectations regarding our investment approach, our expectations regarding our local commerce opportunity and future growth, trends in our business, and demand for our platform and for local commerce platforms in general, and our plans and expectations regarding share dilution, including equity award issuances. Our expectations and beliefs regarding these matters may not materialize, and actual results in future periods are subject to risks and uncertainties that could cause actual results to differ materially from those projected, including risks and uncertainties related to: competition, managing our growth and corporate culture, financial performance, investments in new geographies, products, or offerings, our ability to attract merchants, consumers, and Dashers to our platform, legal proceedings and regulatory matters and developments, any future changes to our business or our financial or operating model, and our brand and reputation. The forward-looking statements contained in this release are also subject to other risks and uncertainties that could cause actual results to differ from the results predicted, including those more fully described in our filings with the SEC, including our Annual Report on Form 10-K for the year ended December 31, 2023 and our quarterly reports on Form 10-Q. All forward-looking statements in this release are based on information available to DoorDash and assumptions and beliefs as of the date hereof, and we disclaim any obligation to update any forward-looking statements, except as required by law.
Use of Non-GAAP Financial Measures
To supplement our financial information presented in accordance with accounting principles generally accepted in the United States of America ("GAAP"), we consider certain financial measures that are not prepared in accordance with GAAP, including adjusted cost of revenue, adjusted sales and marketing expense, adjusted research and development expense, adjusted general and administrative expense, Adjusted Gross Profit, Adjusted Gross Margin, Contribution Profit, Contribution Margin, Adjusted EBITDA, and Free Cash Flow. We use these financial measures in conjunction with GAAP measures as part of our overall assessment of our performance, including the preparation of our annual operating budget and quarterly forecasts, to evaluate the effectiveness of our business strategies and to communicate with our board of directors concerning our business and financial performance. We believe that these non-GAAP financial measures provide useful information to investors about our business and financial performance, enhance their overall understanding of our past performance and future prospects, and allow for greater transparency with respect to metrics used by our management in their financial and operational decision making. We are presenting these non-GAAP financial measures to assist investors in seeing our business and financial performance through the eyes of management, and because we believe that these non-GAAP financial measures provide an additional tool for investors to use in comparing results of operations of our business over multiple periods and with other companies in our industry.
We define adjusted cost of revenue as cost of revenue, exclusive of depreciation and amortization, excluding stock-based compensation expense and certain payroll tax expense, allocated overhead, and inventory write-off related to restructuring. Allocated overhead is determined based on an allocation of shared costs, such as facilities (including rent and utilities) and information technology costs, among all departments based on employee headcount. We define adjusted sales and marketing expense as sales and marketing expenses excluding stock-based compensation expense and certain payroll tax expense, and allocated overhead. We define adjusted research and development expense as research and development expenses excluding stock-based compensation expense and certain payroll tax expense, and allocated overhead. We define adjusted general and administrative expense as general and administrative expenses excluding stock-based compensation expense and certain payroll tax expense, certain legal, tax, and regulatory settlements, reserves, and expenses, transaction-related costs (primarily consists of acquisition, integration, and investment related costs), impairment expenses, and including allocated overhead from cost of revenue, sales and marketing, and research and development.
We define Adjusted Gross Profit as gross profit plus (i) depreciation and amortization expense related to cost of revenue, (ii) stock-based compensation expense and certain payroll tax expense included in cost of revenue, (iii) allocated overhead included in cost of revenue, and (iv) inventory write-off related to restructuring. Gross profit is defined as revenue less (i) cost of revenue, exclusive of depreciation and amortization and (ii) depreciation and amortization related to cost of revenue. Adjusted Gross Margin is defined as Adjusted Gross Profit as a percentage of revenue for the same period.
We define Contribution Profit as our gross profit less sales and marketing expense plus (i) depreciation and amortization expense related to cost of revenue, (ii) stock-based compensation expense and certain payroll tax expense included in cost of revenue and sales and marketing expenses, (iii) allocated overhead included in cost of revenue and sales and marketing expenses, and (iv) inventory write-off related to restructuring. We define gross margin as gross profit as a percentage of revenue for the same period and we define Contribution Margin as Contribution Profit as a percentage of revenue for the same period.

Adjusted EBITDA is a measure that we use to assess our operating performance and the operating leverage in our business. We define Adjusted EBITDA as net income (loss) including redeemable non-controlling interests, adjusted to exclude (i) certain legal, tax, and regulatory settlements, reserves, and expenses, (ii) loss on disposal of property and equipment, (iii) transaction-related costs (primarily consists of acquisition, integration, and investment related costs), (iv) impairment expenses, (v) restructuring charges, (vi) inventory write-off related to restructuring, (vii) provision for (benefit from) income taxes, (viii) interest income, net, (ix) other expense, net, (x) stock-based compensation expense and certain payroll tax expense, and (xi) depreciation and amortization expense.
We define Free Cash Flow as cash flows from operating activities less purchases of property and equipment and capitalized software and website development costs.
We define Total Orders as all orders completed through our marketplaces and platform services businesses over the period of measurement.
We define Marketplace GOV as the total dollar value of orders completed on our marketplaces, including taxes, tips, and any applicable consumer fees, including membership fees related to DashPass and Wolt+. Marketplace GOV does not include the dollar value of orders, taxes and tips, or fees charged to merchants, for orders fulfilled through Drive and Storefront.
Our definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Further, these metrics have certain limitations in that they do not include the impact of certain expenses that are reflected in our consolidated statements of operations. Thus, our adjusted cost of revenue, adjusted sales and marketing expense, adjusted research and development expense, adjusted general and administrative expense, Adjusted Gross Profit, Adjusted Gross Margin, Contribution Profit, Contribution Margin, Adjusted EBITDA, and Free Cash Flow should be considered in addition to, not as substitutes for, or in isolation from, measures prepared in accordance with GAAP.

DOORDASH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in millions)
(Unaudited)

	December 31, 2023	June 30, 2024
Assets
Current assets:
Cash and cash equivalents	$2,656	$3,430
Short-term marketable securities	1,422	1,424
Funds held at payment processors	356	396
Accounts receivable, net	533	585
Prepaid expenses and other current assets	630	782
Total current assets	5,597	6,617
Long-term restricted cash	11	12
Long-term marketable securities	583	669
Operating lease right-of-use assets	436	381
Property and equipment, net	712	701
Intangible assets, net	659	586
Goodwill	2,432	2,371
Non-marketable equity securities	46	42
Other assets	363	458
Total assets	$10,839	$11,837
Liabilities, Redeemable Non-controlling Interests and Stockholders’ Equity
Current liabilities:
Accounts payable	$216	$163
Operating lease liabilities	68	64
Accrued expenses and other current liabilities	3,126	3,801
Total current liabilities	3,410	4,028
Operating lease liabilities	454	470
Other liabilities	162	167
Total liabilities	4,026	4,665
Redeemable non-controlling interests	7	10
Stockholders’ equity:
Common stock	—	—
Additional paid-in capital	11,887	12,523
Accumulated other comprehensive income (loss)	73	(25)
Accumulated deficit	(5,154)	(5,336)
Total stockholders’ equity	6,806	7,162
Total liabilities, redeemable non-controlling interests and stockholders’ equity	$10,839	$11,837

DOORDASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in millions, except share amounts which are reflected in thousands, and per share data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2023	2024	2023	2024
Revenue	$2,133	$2,630	$4,168	$5,143
Costs and expenses:
Cost of revenue, exclusive of depreciation and amortization shown separately below	1,135	1,385	2,204	2,715
Sales and marketing	471	509	967	1,013
Research and development	269	303	500	582
General and administrative	341	494	626	813
Depreciation and amortization	128	140	251	282
Restructuring charges	—	—	2	—
Total costs and expenses	2,344	2,831	4,550	5,405
Loss from operations	(211)	(201)	(382)	(262)
Interest income, net	34	49	61	94
Other expense, net	(4)	(5)	(5)	(7)
Loss before income taxes	(181)	(157)	(326)	(175)
Provision for (benefit from) income taxes	(9)	1	8	8
Net loss including redeemable non-controlling interests	(172)	(158)	(334)	(183)
Less: net loss attributable to redeemable non-controlling interests	(2)	(1)	(3)	(3)
Net loss attributable to DoorDash, Inc. common stockholders	$(170)	$(157)	$(331)	$(180)
Net loss per share attributable to DoorDash, Inc. common stockholders, basic and diluted	$(0.44)	$(0.38)	$(0.85)	$(0.44)
Weighted-average number of shares outstanding used to compute net loss per share attributable to DoorDash, Inc. common stockholders, basic and diluted	388,737	410,482	389,563	407,982

DOORDASH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in millions)
(Unaudited)

	Six Months Ended June 30,
	2023	2024
Cash flows from operating activities
Net loss including redeemable non-controlling interests	$(334)	$(183)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	251	282
Stock-based compensation	541	554
Reduction of operating lease right-of-use assets and accretion of operating lease liabilities	60	52
Office lease impairment expenses	—	83
Other	19	41
Changes in operating assets and liabilities:
Funds held at payment processors	142	(43)
Accounts receivable, net	12	(63)
Prepaid expenses and other current assets	(27)	(35)
Other assets	(23)	(81)
Accounts payable	20	(52)
Accrued expenses and other current liabilities	181	571
Payments for operating lease liabilities	(59)	(54)
Other liabilities	7	11
Net cash provided by operating activities	790	1,083
Cash flows from investing activities
Purchases of property and equipment	(66)	(40)
Capitalized software and website development costs	(97)	(105)
Purchases of marketable securities	(930)	(969)
Maturities of marketable securities	962	899
Sales of marketable securities	3	4
Purchases of non-marketable equity securities	(16)	—
Other investing activities	(1)	(8)
Net cash used in investing activities	(145)	(219)
Cash flows from financing activities
Proceeds from exercise of stock options	3	3
Repurchase of common stock	(693)	(7)
Other financing activities	(8)	6
Net cash provided by (used in) financing activities	(698)	2
Foreign currency effect on cash, cash equivalents, and restricted cash	(2)	(18)
Net increase (decrease) in cash, cash equivalents, and restricted cash	(55)	848
Cash, cash equivalents, and restricted cash
Cash, cash equivalents, and restricted cash, beginning of period	2,188	2,772
Cash, cash equivalents, and restricted cash, end of period	$2,133	$3,620
Reconciliation of cash, cash equivalents, and restricted cash to the condensed consolidated balance sheets
Cash and cash equivalents	$1,904	$3,430
Restricted cash included in prepaid expenses and other current assets	85	178
Long-term restricted cash	144	12
Total cash, cash equivalents, and restricted cash	$2,133	$3,620
Non-cash investing and financing activities
Purchases of property and equipment not yet settled	$20	$18
Stock-based compensation included in capitalized software and website development costs	$80	$79

DOORDASH, INC.
NON-GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
(In millions)	Jun. 30, 2023	Sept. 30, 2023	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024

Cost of revenue, exclusive of depreciation and amortization	$1,135	$1,156	$1,229	$1,330	$1,385
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(43)	(37)	(36)	(33)	(41)
Allocated overhead	(8)	(8)	(7)	(8)	(9)
Adjusted cost of revenue	$1,084	$1,111	$1,186	$1,289	$1,335

Sales and marketing	$471	$449	$460	$504	$509
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(36)	(30)	(29)	(25)	(33)
Allocated overhead	(6)	(6)	(3)	(6)	(6)
Adjusted sales and marketing	$429	$413	$428	$473	$470

Research and development	$269	$250	$253	$279	$303
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(134)	(119)	(119)	(114)	(141)
Allocated overhead	(5)	(5)	(2)	(5)	(6)
Adjusted research and development	$130	$126	$132	$160	$156

General and administrative	$341	$289	$320	$319	$494
Adjusted to exclude the following:
Stock-based compensation expense and certain payroll tax expense	(99)	(94)	(88)	(83)	(89)
Certain legal, tax, and regulatory settlements, reserves, and expenses(1)	(49)	(44)	(50)	(35)	(102)
Transaction-related costs	(1)	—	—	—	(2)
Office lease impairment expenses(2)	—	—	—	—	(83)
Allocated overhead from cost of revenue, sales and marketing, and research and development	19	19	12	19	21
Adjusted general and administrative	$211	$170	$194	$220	$239

(1)We exclude certain costs and expenses from our calculation of adjusted general and administrative expense because management believes that these costs and expenses are not indicative of our core operating performance, do not reflect the underlying economics of our business, and are not necessary to operate our business. These excluded costs and expenses consist of (i) certain legal costs primarily related to worker classification matters, our historical Dasher pay model, and a settlement entered into in connection with an initiative to serve underrepresented communities, (ii) reserves and settlements or other resolutions for or related to the collection of sales, indirect, and other taxes that we do not expect to incur on a recurring basis, (iii) expenses related to supporting various policy matters, including those related to worker classification, other labor law matters, and price controls, and (iv) donations as part of our relief efforts in connection with the COVID-19 pandemic. We believe it is appropriate to exclude the foregoing matters from our calculation of adjusted general and administrative expense because (1) the timing and magnitude of such expenses are unpredictable and thus not part of management’s budgeting or forecasting process, and (2) with respect to worker classification matters, management currently expects such expenses will not be material to our results of operations over the long term as a result of increasing legislative and regulatory certainty in this area, including as a result of Proposition 22 in California and similar legislation.
(2)Consists of impairment expenses associated with certain corporate office spaces which we have ceased use of and made available for sublease during the three months ended June 30, 2024.

	Three Months Ended
(In millions, except percentages)	Jun. 30, 2023	Sept. 30, 2023	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024

Revenue	$2,133	$2,164	$2,303	$2,513	$2,630
Less: Cost of revenue, exclusive of depreciation and amortization	(1,135)	(1,156)	(1,229)	(1,330)	(1,385)
Less: Depreciation and amortization related to cost of revenue	(47)	(46)	(48)	(54)	(50)
Gross profit	$951	$962	$1,026	$1,129	$1,195
Gross Margin	44.6%	44.5%	44.6%	44.9%	45.4%
Less: Sales and marketing	(471)	(449)	(460)	(504)	(509)
Add: Depreciation and amortization related to cost of revenue	47	46	48	54	50
Add: Stock-based compensation expense and certain payroll tax expense included in cost of revenue and sales and marketing	79	67	65	58	74
Add: Allocated overhead included in cost of revenue and sales and marketing	14	14	10	14	15
Contribution Profit	$620	$640	$689	$751	$825
Contribution Margin	29.1%	29.6%	29.9%	29.9%	31.4%

	Three Months Ended
(In millions, except percentages)	Jun. 30, 2023	Sept. 30, 2023	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024

Gross profit	$951	$962	$1,026	$1,129	$1,195
Add: Depreciation and amortization related to cost of revenue	47	46	48	54	50
Add: Stock-based compensation expense and certain payroll tax expense included in cost of revenue	43	37	36	33	41
Add: Allocated overhead included in cost of revenue	8	8	7	8	9
Adjusted Gross Profit	$1,049	$1,053	$1,117	$1,224	$1,295
Adjusted Gross Margin	49.2%	48.7%	48.5%	48.7%	49.2%

	Three Months Ended
(In millions)	Jun. 30, 2023	Sept. 30, 2023	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024

Net loss including redeemable non-controlling interests	$(172)	$(75)	$(156)	$(25)	$(158)
Certain legal, tax, and regulatory settlements, reserves, and expenses(1)	49	44	50	35	102
Transaction-related costs	1	—	—	—	2
Office lease impairment expenses(2)	—	—	—	—	83
Provision for (benefit from) income taxes	(9)	6	17	7	1
Interest income, net	(34)	(40)	(51)	(45)	(49)
Other expense, net	4	1	101	2	5
Stock-based compensation expense and certain payroll tax expense	312	280	272	255	304
Depreciation and amortization expense	128	128	130	142	140
Adjusted EBITDA	$279	$344	$363	$371	$430

(1)We exclude certain costs and expenses from our calculation of Adjusted EBITDA because management believes that these costs and expenses are not indicative of our core operating performance, do not reflect the underlying economics of our business, and are not necessary to operate our business. These excluded costs and expenses consist of (i) certain legal costs primarily related to worker classification matters, our historical Dasher pay model, and a settlement entered into in connection with an initiative to serve underrepresented communities, (ii) reserves and settlements or other resolutions for or related to the collection of sales, indirect, and other taxes that we do not expect to incur on a recurring basis, (iii) expenses related to supporting various policy matters, including those related to worker classification, other labor law matters, and price controls, and (iv) donations as part of our relief efforts in connection with the COVID-19 pandemic. We believe it is appropriate to exclude the foregoing matters from our calculation of Adjusted EBITDA because (1) the timing and magnitude of such expenses are unpredictable and thus not part of management’s budgeting or forecasting process, and (2) with respect to worker classification matters, management currently expects such expenses will not be material to our results of operations over the long term as a result of increasing legislative and regulatory certainty in this area, including as a result of Proposition 22 in California and similar legislation.
(2)Consists of impairment expenses associated with certain corporate office spaces which we have ceased use of and made available for sublease during the three months ended June 30, 2024.
Estimate of Certain Components of Stock-Based Compensation Expense

(in millions)	2023 (Actuals)	2024	2025	2026

CEO performance award(1)	$104	$67	$7	$—
Wolt retention and revesting	150	144	137	53
Pre-IPO RSUs: amortization of stepped-up value(2)	67	50	3	—
New hire, continuing employee, and other grants	767	839 - 939	NA	NA
Total stock-based compensation	$1,088	$1,100 - 1,200	NA	NA
(1)In November 2020, our board of directors granted restricted stock units ("RSUs") to our Chief Executive Officer, Tony Xu, covering 10,379,000 shares of our Class A common stock, which we refer to here as the 2020 CEO Performance Award. The award is intended to be the exclusive equity award to Mr. Xu over a seven year performance period, which ends November 23, 2027. The award has nine tranches that are eligible to vest based on the achievement of stock price goals ranging from $187.60 to $501.00, measured using an average of our stock price over a consecutive 180-day period during the performance period. For more information on the 2020 CEO Performance Award, please refer to our annual proxy statement.
(2)Certain RSUs awarded prior to or around the time of our initial public offering have grant-date fair values that significantly exceed the fair value of the awards (“409A value”) prevailing at the time they were committed to employees. The amounts included here represent the stock-based compensation associated with the excess amount of the grant-date fair value over the 409A value.

Reconciliation of net cash provided by operating activities to Free Cash Flow

	Trailing Twelve Months Ended
(in millions)	Jun. 30, 2023	Sept. 30, 2023	Dec. 31, 2023	Mar. 31, 2024	Jun. 30, 2024

Net cash provided by operating activities	$1,012	$1,211	$1,673	$1,829	$1,966
Purchases of property and equipment	(165)	(139)	(123)	(101)	(97)
Capitalized software and website development costs	(194)	(194)	(201)	(208)	(209)
Free Cash Flow	$653	$878	$1,349	$1,520	$1,660

IR Contact: ir@doordash.com	PR Contact: press@doordash.com